EXHIBIT 99.1

Antero Resources Reports Third Quarter 2012 Results and Delivers Operating Update

Highlights:

•                  Net production averaged 308 MMcfed, up 57% over the prior-year quarter, pro forma for Arkoma sale

•                  Consolidated EBITDAX was $95 million, up 47% over the prior-year quarter, pro forma for Arkoma sale

•                  Current net production of 371 MMcfed — 314 MMcfd net from the Marcellus alone

•                  13 Antero-operated drilling rigs currently running in Marcellus and Utica Shale core areas

•                  Announced start-up of Sherwood I processing plant in Marcellus — currently producing 1,300 Bbl/d of NGLs

•                  Announced gas processing agreement with MarkWest in the Utica Shale play

•                  Announced Piceance upstream and pipeline asset sale for $325 million plus $100 million hedge monetization

•                  Increased borrowing base to $1.65 billion and lender commitments to $950 million

Denver, Colorado, November 8, 2012—Antero Resources today released its third quarter 2012 results. Those financial statements are included in Antero Resources LLC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which has been filed with the Securities and Exchange Commission.

Recent Developments

On October 26, 2012, Antero announced that the borrowing base under its bank credit facility had been increased by $300 million to the $1.65 billion level.  Lender commitments under the facility were raised to $950 million, a $200 million increase.  The $950 million commitment can be expanded to the full $1.65 billion borrowing base upon bank approval.

On October 31, 2012, Antero and MarkWest Energy Partners, L.P. (MarkWest) jointly announced the completion of certain gas processing and pipeline infrastructure in Doddridge County, West Virginia.  The first phase of this infrastructure was completed and includes Sherwood I, which is a 200 MMcfd cryogenic gas processing plant, as well as plant inlet compression.  Antero is currently delivering 110 MMcfd of liquids rich gas to the Sherwood I plant inlet.  Antero will not recover ethane from the rich gas stream but will extract the heavier products (“C3+”) until ethane takeaway is available.  Antero is an anchor shipper on Enterprise Products Partners L.P.’s Appalachia to Texas ATEX pipeline (ATEX Express) enabling Antero to ship up to 20,000 Bbl/d of ethane, with the option to expand to 40,000 Bbl/d.  The ATEX Express is expected to begin service in the first quarter of 2014.  MarkWest will initially truck Sherwood NGL products until completion of a 6-inch NGL pipeline from Sherwood to MarkWest NGL fractionation facilities in Houston, Pennsylvania.  The NGL pipeline is expected to be in service by the second quarter of 2013.  Current NGL yield from the 110 MMcfd of throughput at Sherwood I is approximately 1,300 Bbld of C3+ y-grade product.

On November 5, 2012, Antero announced that it had entered into an agreement to sell all of its natural gas properties and pipeline assets in the Piceance Basin to a private company for $325 million in cash plus the assumption of all of its Rocky Mountain firm transportation obligations.   The transaction is expected to close in December 2012, subject to the satisfaction of customary closing conditions, with an effective date of October 1, 2012.  Antero has also monetized approximately 80% of its 78 Bcf of Rockies hedges for $80 million and plans to monetize the remaining 20% in the fourth quarter of 2012 resulting in $100 million of hedge proceeds.

On November 6, 2012, Antero and MarkWest Utica EMG, L.L.C. (MarkWest Utica) jointly announced the completion of definitive agreements for MarkWest to provide processing, fractionation and marketing services in the liquids-rich corridor of the Utica Shale play.  Under the terms of the agreements, MarkWest Utica will develop natural gas processing infrastructure in Noble County, Ohio to process Antero’s rich gas Utica Shale production.  MarkWest Utica will initially bring online an interim 45 MMcfd refrigeration natural gas processing plant with an expected second quarter 2013 completion date.  This interim facility will be followed by Seneca I, a 200 MMcfd cryogenic gas processing facility, which is expected to begin operations in the third quarter of 2013.  The definitive agreements also provide for the construction of an additional facility, Seneca II, a 200 MMcfd cryogenic processing facility, which may be installed as soon as the end of 2013.

On November 7, 2012, Antero announced a 33% increase in the company’s 2012 capital budget to $1.6 billion, which includes $838 million for drilling and completion, $639 million for leasehold acquisitions and $123 million for the construction of gathering pipelines and facilities.  The budget was revised primarily to fund the acquisition of additional leasehold in Appalachia and the construction of gathering infrastructure which will gather rich gas in Doddridge County, West Virginia and deliver gas to MarkWest’s Sherwood I gas processing plant.

In this release, Antero’s results are presented two ways: (1) in accordance with GAAP, where the results of operations of the Arkoma Basin assets and the loss on the sale are presented in one line as discontinued operations and (2) in a non-GAAP manner, where the results of operations of the Arkoma Basin assets (prior to the June 29, 2012 closing) and the loss on the sale are aggregated with the Company’s results from continuing operations.  Investors should be cautioned that this non-GAAP presentation is not representative of Antero’s future operations, which will no longer include Arkoma Basin assets and earnings.  See “Non-GAAP Financial Measures” for reconciliation between these two presentations.

Financial Results for the Third Quarter

Production for the third quarter of 2012 increased by 17% to 28 Bcfe relative to the third quarter of 2011, including third quarter 2011 production from the Arkoma Basin assets sold in June 2012.  Excluding the Arkoma Basin assets that were sold in June 2012, net production increased 57% from the third quarter of 2011. The net production increase was primarily driven by new wells brought online in the Marcellus Shale.  Net production of 28 Bcfe for the quarter was comprised of 27 Bcf of natural gas, 203,000 barrels of NGLs and 78,000 barrels of oil.  Net daily production averaged 308 MMcfed for the third quarter, and was comprised of 289 MMcfd of natural gas (94%), 2,209 Bbl/d of NGLs (4%) and 850 Bbl/d of crude oil (2%).

GAAP revenues for the third quarter of 2012 decreased by 139% compared to the third quarter of 2011 to a negative $88 million, primarily due to a $237 million unrealized loss on commodity derivatives in third quarter of 2012 compared to a $125 million unrealized gain on commodity derivatives in the prior year quarter.  Reported GAAP earnings resulted in a net loss of $128 million for the three months ended September 30, 2012, including a $237 million unrealized loss on commodity derivatives as natural gas prices increased from the prior quarter, and an $84 million deferred income tax benefit.  EBITDAX from continuing operations of $95 million for the third quarter of 2012 was 47% higher than the prior-year quarter, primarily due to increased production.  For a description of EBITDAX, and reconciliation to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

(The non-GAAP amounts presented below combine the Arkoma Basin operations with the Company’s other operations.  See “Non-GAAP Financial Measures” for a definition of each of these non-GAAP financial measures and tables that reconcile each of these non-GAAP measures to their most directly comparable GAAP financial measure.)

Following the sale of the Arkoma in the second quarter of 2012, Non-GAAP adjusted net revenues for the third quarter 2012 increased 10% to $148 million compared to the third quarter of 2011 (including cash-settled derivatives but excluding unrealized derivative gains and losses).  For a reconciliation of adjusted net revenues to revenues from operations (GAAP), please read “Non-GAAP Financial Measures”.  Liquids production (NGLs and oil) contributed 14% of adjusted net revenues before commodity hedges during the third quarter of 2012 compared to 12% in the prior year quarter.  Average natural gas prices before hedges decreased 31% from the prior-year quarter to $2.90 per Mcf and average natural gas-equivalent prices before hedges decreased 30% to $3.17 per Mcfe.  Additionally, average realized gas prices including hedges decreased by 4% to $5.10 per Mcf.  Average realized NGL prices decreased by 32% to $31.28 per barrel, while average realized oil prices including hedges increased by 2% to $78.60 per barrel.  Gas-equivalent prices, after adjusting for all realized gains on commodity derivatives, declined by 5% to $5.24 per Mcfe for the third quarter of 2012.

For the third quarter of 2012, Antero realized natural gas hedging gains of $59 million, or $2.07 per Mcfe.  However, due to the fact that expiring financial hedges are settled and realized on a monthly basis while long-term non-expiring hedges are marked to market at the end of the quarter, we realized gains on hedges that settled during the quarter while we recognized an unrealized loss on long-term hedges as natural gas prices rose during the third quarter of 2012.

Excluding the unrealized loss on commodity derivatives and deferred income tax benefit, adjusted net income, a non-GAAP measure, was $25 million for the quarter.  Cash flow from operations before changes in working capital, a non-GAAP measure, decreased 8% from the prior-year quarter to $65 million, excluding cash tax installment payments made during the quarter for alternative minimum taxes due on the gain on sale of Antero’s Appalachian midstream assets divested in March 2012.  EBITDAX of $95 million for the third quarter of 2012 was 4% higher than the prior-year quarter, primarily due to increased production.   For a description of EBITDAX, adjusted net income and cash flow from operations before changes in working capital and reconciliation to the nearest comparable GAAP measures, please read “Non-GAAP Financial Measures”.

Per unit cash production costs (lease operating, gathering, compression and transportation, and production tax) for the third quarter of 2012 were $1.49 per Mcfe, a 2% increase from the prior year quarter.  This increase was primarily driven by increased costs on firm transportation commitments executed to facilitate future production growth.  Per unit lease operating expenses decreased by 55% to $0.14 per Mcfe driven by a decrease in workover expense in the Piceance, the elimination of higher operating cost Arkoma production and the addition of high rate new Marcellus wells brought online during the third quarter of 2012.  Per unit depreciation, depletion and amortization expense decreased 21% from the prior year quarter to $1.45 per Mcfe, driven by low cost reserve increases.  On a per unit basis, general and administrative expense for the third quarter 2012 was $0.42 per Mcfe, a 40% increase from the third quarter of 2011, primarily driven by an increase in staffing levels commensurate with our growth in production levels and development activities and the elimination of Arkoma production due to the second quarter 2012 divestiture.

Antero Operations

Antero’s current gross operated production is 461 MMcfd and estimated net production is 371 MMcfed, including 3,600 Bbl/d of NGLs and 1,000 Bbl/d of oil.  Antero has an additional estimated 40 MMcfed of net production in the Marcellus and Utica Shales that is either shut-in or constrained waiting on pipeline, compression or processing facilities.   During the third quarter of 2012, Antero completed 28 gross operated wells (27 net wells) and currently has 37 gross operated wells (36 net wells) in various stages of drilling, completion or waiting on completion.

Marcellus Shale — Antero is operating 12 drilling rigs in the Marcellus Shale play, all of which are drilling in northern West Virginia.  The Company plans to add a 13th drilling rig in December 2012 and a 14th drilling rig in January 2013.  Antero has 405 MMcfd of gross operated production in the play of which 99% is coming from 105 horizontal Marcellus Shale wells, resulting in 314 MMcfd of net production.  The 314 MMcfed net is comprised of approximately 307 MMcfd of tailgate gas, 1,100 Bbls/d of NGLs and 100 Bbls/d of light oil.  Antero has 24 horizontal wells either completing or waiting on completion and has two fully-dedicated frac crews currently working in West Virginia along with several spot crews as needed.   The 105 horizontal Marcellus wells that Antero has completed and placed online to date have an average lateral length of 6,699 feet.  In the third quarter of 2012, Antero completed 14 horizontal Marcellus Shale wells with an average 24-hour peak rate of 15.1 MMcfd and an average lateral length of approximately 7,631 feet.

In addition to the Sherwood I plant, Antero has committed to a second 200 MMcfd gas processing plant, Sherwood II, to be located on the same site as Sherwood I.  Sherwood II is expected to go in service in the second quarter of 2013.  Antero has also committed to the fabrication of a third 200 MMcfd gas processing plant, Sherwood III, which is expected to go online in the fourth quarter of 2013, giving Antero access to a total of 600 MMcfd of Marcellus gas processing capacity by the end of 2013.

MarkWest is building the Pike Fork high pressure lateral and has completed the Zinnia high pressure pipeline lateral, both of which will transport rich gas production from western Harrison and eastern Doddridge Counties to the Sherwood processing complex.  The Pike Fork lateral is expected to be completed in December 2012 and will bring approximately 40 MMcfd of rich gas to the Sherwood processing complex.  These high pressure laterals will also move rich gas gathered by Crestwood Midstream Partners, in the area of dedication, in order to be processed.

Antero is continuing to build out the 17-mile Canton low pressure pipeline lateral which will gather rich gas in northern Doddridge County and deliver the gas to the Sherwood I plant.  The southern section of the Canton low pressure lateral is in service and currently delivering rich gas to Sherwood I, with the remainder of the pipeline expected to go in service in December 2012.  MarkWest has also constructed inlet compression facilities located at the Sherwood I plant to serve the Canton low pressure lateral.  The first inlet compressor unit is online while the remaining units are awaiting hookup to the electric grid.  Antero is building the 20 mile White Oak high pressure lateral which will transport rich gas production from western Doddridge and eastern Ritchie Counties to the Sherwood processing facilities.  The White Oak lateral is expected to be in service in the fourth quarter of 2012.  White Oak compression facilities are expected to be in-service in the first quarter of 2013.

Antero has 277,000 net acres in the Marcellus Shale play of which only 15% was associated with proved reserves at mid-year 2012.  Approximately 78% of Antero’s Marcellus leasehold contains processable rich gas.  The Company has increased its Marcellus Shale leasehold position by 67,000 net acres in 2012 to date.

Utica Shale — Antero has assembled over 60,000 net acres of leasehold in the Utica Shale play of eastern Ohio and is currently operating one drilling rig.  Antero plans to add a second drilling rig in the second quarter of 2013.  Almost all of the acreage is located in the rich gas/condensate window of the Utica Shale play.  Antero has completed three horizontal wells in the Utica play with strong results.  All three completed wells are shut-in, waiting on pipeline and processing infrastructure.

Antero plans to put its first Utica Shale well online in December 2012 without access to processing followed by several additional wells by the second quarter of 2013 when the initial firm processing capacity becomes available.   Antero is in the process of laying both low and high pressure gathering pipeline to transport its initial Utica production.

Piceance Basin — Antero is no longer operating a drilling rig in the Piceance Basin as of late July 2012 when its drilling contract expired. The Company’s gross operated production in the Piceance is currently 56 MMcfd and 57 MMcfed net including 2 MMcfed of non-operated production from 284 wells online.  The 57 MMcfed net is comprised of approximately 37 MMcfd of tailgate gas, 2,400 Bbls/d of NGLs and 900 Bbls/d of light oil.

Antero has 61,000 net acres in the Piceance.

Non-GAAP Financial Measures

The table below reconciles the Company’s GAAP results from continuing operations to Non-GAAP results including operations of the Arkoma Basin assets (prior to the sale) and the loss on the sale.  Antero is including this presentation in order to more clearly illustrate its results of operations during the period:

ANTERO RESOURCES LLC

Statements of Operations and Additional Data

Based on GAAP reported earnings with additional

Details of items included in each line in Form 10-Q

	Three Months Ended September 30, 2011			Three Months Ended September 30, 2012
		Arkoma	Including		Arkoma	Including
	As	Discontinued	Arkoma	As	Discontinued	Arkoma
	Reported	Operations	Operations	Reported	Operations	Operations
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$71,836	24,133	95,969	77,212	—	77,212
NGL sales	5,886	2,618	8,504	6,357	—	6,357
Oil sales	4,775	100	4,875	6,202	—	6,202
Realized commodity derivative gains	16,547	8,682	25,229	58,652	—	58,652
Unrealized commodity derivative gains (losses)	124,567	15,628	140,195	(236,536)	—	(236,536)
Gain (loss) on sale of assets	—	—	—	(115)	—	(115)
Total operating revenues	223,611	51,161	274,772	(88,228)	—	(88,228)
Operating expenses:
Lease operating expenses	6,087	1,485	7,572	3,943	—	3,943
Gathering, compression and transportation	15,439	7,076	22,515	32,976	—	32,976
Production taxes	5,473	(123)	5,350	5,397	—	5,397
Exploration expenses	968	137	1,105	3,251	—	3,251
Impairment of unproved properties	4,652	182	4,834	2,407	—	2,407
Depletion, depreciation and amortization	29,117	15,500	44,617	41,055	—	41,055
Accretion of asset retirement obligations	86	25	111	116	—	116
General and administrative	7,404		7,404	11,938	—	11,938
Total operating expenses	69,226	24,282	93,508	101,083	—	101,083
Operating income	154,385	26,879	181,264	(189,311)	—	(189,311)
Interest expense and loss on interest rate derivatives	(20,608)	—	(20,608)	(22,453)	—	(22,453)
Income (loss) before income taxes	133,777	26,879	160,656	(211,764)	—	(211,764)
Income tax benefit (expense)	(49,578)	—	(49,578)	84,086	—	84,086
Income from continuing operations	84,199	26,879	111,078	(127,678)	—	(127,678)
Income (loss) from discontinued operations and sale of discontinued operations	26,879	(26,879)	—	—	—	—
Net income (loss) attributable to Antero members	$111,078	—	111,078	(127,678)	—	(127,678)

Production data:
Natural gas (Bcf)	17	6	23	27	—	27
NGLs (MBbl)	138	47	185	203	—	203
Oil (MBbl)	62	1	63	78	—	78
Combined (Bcfe)	18	6	24	28	—	28
Daily combined production (MMcfe/d)	196	68	264	308	—	308
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.26	$4.04	$4.20	$2.90	$—	$2.90
NGLs (per Bbl)	$42.78	$55.75	$45.97	$31.28	$—	$31.28
Oil (per Bbl)	$77.63	$85.47	$77.38	$79.30	$—	$79.30
Combined (per Mcfe)	$4.57	$4.28	$4.50	$3.17	$—	$3.17
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.24	$5.49	$5.31	$5.10	$—	$5.10
NGLs (per Bbl)	$42.78	$55.75	$45.97	$31.28	$—	$31.28
Oil (per Bbl)	$77.16	$85.47	$76.92	$78.60	$—	$78.60
Combined (per Mcfe)	$5.49	$5.67	$5.53	$5.24	$—	$5.24
Average Costs (per Mcfe):
Lease operating costs	$0.34	$0.24	$0.31	$0.14	$—	$0.14
Gathering, compression, and transportation	$0.86	$1.13	$0.93	$1.16	$—	$1.16
Production taxes	$0.30	$(0.02)	$0.22	$0.19	$—	$0.19
Depletion, depreciation, amortization and accretion	$1.58	$2.47	$1.83	$1.45	$—	$1.45
General and administrative	$0.41	$0	$0.30	$0.42	$—	$0.42

ANTERO RESOURCES LLC

Statements of Operations and Additional Data

Based on GAAP reported earnings with additional

Details of items included in each line in Form 10-Q

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2012
		Arkoma	Including		Arkoma	Including
	As	Discontinued	Arkoma	As	Discontinued	Arkoma
	Reported	Operations	Operations	Reported	Operations	Operations
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$168,797	74,725	243,522	184,493	31,432	215,925
NGL sales	14,224	7,841	22,065	21,602	4,913	26,515
Oil sales	9,224	1,067	10,291	19,527	357	19,884
Realized commodity derivative gains	48,282	25,505	73,787	187,561	33,681	221,242
Unrealized commodity derivative gains (losses)	151,520	9,224	160,744	(111,649)	(11,025)	(122,674)
Gain on sale of assets	—	—	—	291,190	—	291,190
Total operating revenues	392,047	118,362	510,409	592,724	59,358	652,082
Operating expenses:
Lease operating expenses	17,487	5,069	22,556	16,123	4,344	20,467
Gathering, compression and transportation	37,331	22,141	59,472	78,888	16,267	95,155
Production taxes	12,141	446	12,587	15,191	417	15,608
Exploration expenses	5,902	636	6,538	8,150	269	8,419
Impairment of unproved properties	6,828	1,106	7,934	4,572	409	4,981
Depletion, depreciation and amortization	67,865	49,400	117,265	106,733	35,900	142,633
Accretion of asset retirement obligations	242	74	316	325	56	381
General and administrative	21,972	—	21,972	31,584	—	31,584
Loss on sale of compressor station	8,700	—	8,700	—	—	—
Total operating expenses	178,468	78,872	257,340	261,566	57,662	319,228
Operating income	213,579	39,490	253,069	331,158	1,696	332,854
Interest expense and loss on interest rate derivatives	(51,362)	—	(51,362)	(71,046)	—	(71,046)
Income (loss) before income taxes	162,217	39,490	201,707	260,112	1,696	261,808
Income tax benefit (expense)	(74,941)	—	(74,941)	(112,610)	—	(112,610)
Income from continuing operations	87,276	39,490	126,766	147,502	1,696	149,198
Income (loss) from discontinued operations and sale of discontinued operations	39,490	(39,490)	—	(425,536)	(1,696)	(427,232)
Net income (loss) attributable to Antero members	$126,766	—	126,766	(278,034)	—	(278,034)

Production data:
Natural gas (Bcf)	38	18	56	69	14	83
NGLs (MBbl)	315	146	461	618	123	741
Oil (MBbl)	115	13	128	235	4	239
Combined (Bcfe)	41	19	60	74	14	88
Daily combined production (MMcfe/d)	150	70	220	272	79	351
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.40	$4.15	$4.31	$2.66	$2.31	$2.61
NGLs (per Bbl)	$45.21	$53.71	$47.86	$34.95	$39.93	$35.78
Oil (per Bbl)	$80.17	$82.18	$80.40	$82.93	$93.95	$83.20
Combined (per Mcfe)	$4.70	$4.40	$4.60	$3.03	$2.56	$2.96
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.67	$5.57	$5.63	$5.38	$4.79	$5.28
NGLs (per Bbl)	$45.21	$53.71	$47.86	$34.95	$39.93	$35.78
Oil (per Bbl)	$75.36	$82.18	$76.07	$80.83	$93.95	$81.14
Combined (per Mcfe)	$5.88	$5.74	$5.85	$5.55	$4.90	$5.45
Average Costs (per Mcfe):
Lease operating costs	$0.43	$0.27	$0.38	$0.22	$0.30	$0.23
Gathering, compression, and transportation	$0.91	$1.17	$0.99	$1.06	$1.13	$1.07
Production taxes	$0.30	$0.02	$0.21	$0.20	$0.03	$0.18
Depletion, depreciation, amortization and accretion	$1.64	$2.60	$1.97	$1.43	$2.51	$1.61
General and administrative	$0.54	$—	$0.37	$0.42	$—	$0.36

Adjusted net revenue as set forth in this release represents total operating revenues adjusted for certain non-cash items including unrealized derivative gains and losses and gains and losses on asset sales.  We believe that adjusted net revenue is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net revenue is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenues as an indicator of financial performance.  The following table reconciles total operating revenues to total adjusted net revenues:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Total revenues from continuing operations	$(88,228)	$223,611	$592,724	$392,047
Total revenues from discontinued operations	—	51,161	59,358	118,362
Total revenues	$(88,228)	$274,772	$652,082	$510,409
(Gain) loss on sale of assets	115	—	(291,190)	—
Unrealized commodity derivative (gains) losses	236,536	(140,195)	122,674	(160,744)
Adjusted net revenues	$148,423	$134,577	$483,566	$349,665

Adjusted net income as set forth in this release represents income from operations before deferred income taxes, adjusted for certain non-cash items from operations and discontinued operations.  We believe that adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income is not a measure of financial performance in accordance with GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance.  The following table reconciles income from operations to adjusted net income:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income (loss)	$(127,678)	$111,078	$(278,034)	$126,766
Unrealized commodity derivative (gains) losses	236,536	(140,195)	122,674	(160,744)
Loss on sale of Arkoma Basin assets	—	—	427,232	—
(Gain) loss on sale of Marcellus gathering assets	115	—	(291,190)	—
(Gain) loss on sale of compressor station	—	—	—	8,700
Income tax expense (benefit)	(84,086)	49,578	112,610	74,941
Adjusted net income	$24,887	$20,461	$93,292	$49,663

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operations before changes in working capital. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity. The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$64,416	$86,543	$225,400	$198,446
Net change in working capital	(5,470)	(15,256)	(9,510)	(21,707)
Cash flow from operations before changes in working capital	$58,946	$71,287	$215,890	$176,739

EBITDAX is a non-GAAP financial measure that we define as net income before interest expense and other income or expense, taxes, impairments, depletion, depreciation, amortization, exploration expense, unrealized hedge gains or losses, gain or loss on sale of assets, franchise taxes and expenses related to business acquisitions.  EBITDAX, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDAX should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. EBITDAX does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures, working capital, and other commitments and obligations. However, our management team believes EBITDAX is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the natural gas and oil industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and is used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting and by our lenders pursuant to a covenant under our senior secured revolving credit facility.  EBITDAX is also used as a measure of operating performance pursuant to a covenant under the indenture governing our 9.375% and 7.25% senior notes.

There are significant limitations to using EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies and the different methods of calculating EBITDAX reported by different companies. The following table represents a reconciliation of our net income to EBITDAX for the three and nine months ended September 30, 2011 and 2012:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income (loss)	$(127,678)	$84,199	$147,502	$87,276
Unrealized loss (gain) on commodity derivative contracts	236,536	(124,567)	111,649	(151,520)
Interest expense and other	22,453	20,608	71,046	51,362
Provision (benefit) for income taxes	(84,086)	49,578	112,610	74,941
Depreciation, depletion, amortization and accretion	41,171	29,203	107,058	68,107
Impairment of unproved properties	2,407	4,652	4,572	6,828
Exploration expense	3,251	968	8,150	5,902
(Gain) loss on sale of gathering systems	115	—	(291,190)	—
(Gain) loss on sale of compressor station	—	—	—	8,700
Other	996	185	2,992	708
EBITDAX from continuing operations	$95,165	$64,826	$274,389	$152,304

EBITDAX from discontinued operations	—	27,095	49,355	81,482

EBITDAX	$95,165	$91,921	$323,744	$233,786

The cash prices realized for oil, NGLs and natural gas production including the amounts realized on cash settled derivatives are a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Due to the GAAP disclosures of various hedging and derivative transactions, such information is now reported in various lines of the income statement.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania, and in the Piceance Basin in Colorado. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.

ANTERO RESOURCES LLC

Condensed Consolidated Balance Sheets

December 31, 2011 and September 30, 2012

(Unaudited)

(In thousands)

	2011	2012
Assets
Current assets:
Cash and cash equivalents	$3,343	16,555
Accounts receivable — net of allowance for doubtful accounts of $182 and $174 in 2011 and 2012, respectively	25,117	39,487
Notes receivable - short-term portion	7,000	6,222
Accrued revenue	35,986	18,609
Derivative instruments	248,550	172,123
Other	13,646	13,860
Total current assets	333,642	266,856
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	834,255	1,134,725
Producing properties	2,497,306	2,196,746
Gathering systems and facilities	142,241	133,411
Other property and equipment	8,314	11,100
	3,482,116	3,475,982
Less accumulated depletion, depreciation, and amortization	(601,702)	(391,227)
Property and equipment, net	2,880,414	3,084,755
Derivative instruments	541,423	386,957
Notes receivable - long-term portion	5,111	2,667
Other assets, net	28,210	25,034
Total assets	$3,788,800	3,766,269

Liabilities and Equity
Current liabilities:
Accounts payable	$107,027	176,888
Accrued liabilities	35,011	42,867
Revenue distributions payable	34,768	34,748
Advances from joint interest owners	2,944	113
Current income tax liability	—	15,000
Deferred income tax liability	75,308	62,739
Total current liabilities	255,058	332,355

Long-term liabilities:
Long-term debt	1,317,330	1,399,091
Deferred income tax liability	245,327	341,506
Other long-term liabilities	12,279	12,545
Total liabilities	1,829,994	2,085,497

Equity:
Members’ equity	1,460,947	1,460,947
Accumulated earnings	497,859	219,825
Total equity	1,958,806	1,680,772
Total liabilities and equity	$3,788,800	3,766,269

ANTERO RESOURCES LLC

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Nine Months Ended September 30, 2011 and 2012

(Unaudited)

(In thousands)

	2011	2012
Revenue:
Natural gas sales	$168,797	184,493
Natural gas liquids sales	14,224	21,602
Oil sales	9,224	19,527
Realized and unrealized gain on commodity derivative instruments (including unrealized gains (losses) of $151,520 and $(111,649) in 2011 and 2012, respectively)	199,802	75,912
Gain on sale of gathering system	—	291,190
Total revenue	392,047	592,724
Operating expenses:
Lease operating expenses	17,487	16,123
Gathering, compression and transportation	37,331	78,888
Production taxes	12,141	15,191
Exploration expenses	5,902	8,150
Impairment of unproved properties	6,828	4,572
Depletion, depreciation and amortization	67,865	106,733
Accretion of asset retirement obligations	242	325
General and administrative	21,972	31,584
Loss on sale of assets	8,700	—
Total operating expenses	178,468	261,566
Operating income	213,579	331,158
Other expense:
Interest expense	(51,268)	(71,046)
Realized and unrealized losses on interest derivative instruments, net (including unrealized gains of $4,212 in 2011)	(94)	—
Total other expense	(51,362)	(71,046)
Income from continuing operations before income taxes and discontinued operations	162,217	260,112

Income tax expense	(74,941)	(112,610)

Income from continuing operations	87,276	147,502

Discontinued operations:
Income (loss) from results of operations and sale of discontinued operations	39,490	(425,536)

Net income (loss) and comprehensive income (loss) attributable to Antero equity owners	$126,766	(278,034)

ANTERO RESOURCES LLC

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended September 30, 2011 and 2012

(Unaudited)

(In thousands)

	2011	2012
Revenue:
Natural gas sales	$71,836	77,212
Natural gas liquids sales	5,886	6,357
Oil sales	4,775	6,202
Realized and unrealized gain (loss) on commodity derivative instruments (including unrealized gains (losses) of $124,567 and $(236,536) in 2011 and 2012, respectively)	141,114	(177,884)
Loss on sale of gathering system	—	(115)
Total revenue	223,611	(88,228)
Operating expenses:
Lease operating expenses	6,087	3,943
Gathering, compression and transportation	15,439	32,976
Production taxes	5,473	5,397
Exploration expenses	968	3,251
Impairment of unproved properties	4,652	2,407
Depletion, depreciation and amortization	29,117	41,055
Accretion of asset retirement obligations	86	116
General and administrative	7,404	11,938
Total operating expenses	69,226	101,083
Operating income (loss)	154,385	(189,311)

Interest expense	(20,608)	(22,453)

Income (loss) from continuing operations before income taxes and discontinued operations	133,777	(211,764)

Income tax (expense) benefit	(49,578)	84,086

Income (loss) from continuing operations	84,199	(127,678)

Discontinued operations:
Income from results of operations and sale of discontinued operations	26,879	—

Net income (loss) and comprehensive income (loss) attributable to Antero equity owners	$111,078	(127,678)

ANTERO RESOURCES LLC

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2011 and 2012

Unaudited

(In thousands)

	2011	2012
Cash flows from operating activities:
Net income (loss)	$126,766	(278,034)
Adjustment to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	68,107	107,058
Impairment of unproved properties	6,828	4,572
Unrealized gains (losses) on derivative instruments, net	(151,520)	111,649
Loss on sale of discontinued operations	—	427,232
Loss (gain) on sale of assets	8,700	(291,190)
Depletion, depreciation, accretion, amortization and impairment of unproved properties - discontinued operations	50,580	36,365
Unrealized losses on derivative instruments, net - discontinued operations	(9,224)	11,025
Deferred taxes	74,941	83,610
Other	1,561	3,603
Changes in current assets and liabilities:
Accounts receivable	3,736	(16,811)
Accrued revenue	(11,840)	17,378
Other current assets	957	(3,112)
Accounts payable	(4,505)	(9,812)
Accrued liabilities	21,292	7,281
Revenue distributions payable	10,420	2,369
Advances from joint interest owners	1,647	(2,783)
Current income taxes payable	—	15,000
Net cash provided by operating activities	198,446	225,400
Cash flows from investing activities:
Additions to proved properties	(105,405)	(4,451)
Additions to unproved properties	(145,200)	(428,574)
Drilling costs	(383,958)	(619,344)
Additions to gathering systems and facilities	(63,110)	(58,748)
Additions to other property and equipment	(2,083)	(2,786)
Proceeds from asset sales	15,379	816,167
Changes in other assets	(3,105)	2,556
Net cash used in investing activities	(687,482)	(295,180)
Cash flows from financing activities:
Issuance of senior notes	400,000	—
Borrowings on bank credit facility, net	120,000	82,000
Payments of deferred financing costs	(6,800)	—
Distribution to members	(28,858)	—
Other	(114)	992
Net cash provided by financing activities	484,228	82,992
Net increase (decrease) in cash and cash equivalents	(4,808)	13,212
Cash and cash equivalents, beginning of period	8,988	3,343
Cash and cash equivalents, end of period	$4,180	16,555
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$(39,930)	(61,930)
Supplemental disclosure of noncash investing activities:
Increase in accounts payable for additions to properties, gathering systems and facilities	$6,235	73,430

OPERATING DATA

The following table sets forth selected operating data for the three months ended September 30, 2011 compared to the three months ended September 30, 2012:

	Three Months Ended September 30,		Amount of Increase	Percent
	2011	2012	(Decrease)	Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$71,836	77,212	5,376	7%
NGL sales	5,886	6,357	471	8%
Oil sales	4,775	6,202	1,427	30%
Realized commodity derivative gains	16,547	58,652	42,105	254%
Unrealized commodity derivative gains (losses)	124,567	(236,536)	(361,103)	*
Loss on sale of assets		(115)	(115)	*
Total operating revenues	223,611	(88,228)	(311,839)	*
Operating expenses:
Lease operating expense	6,087	3,943	(2,144)	(35)%
Gathering, compression and transportation	15,439	32,976	17,537	114%
Production taxes	5,473	5,397	(76)	(1)%
Exploration expenses	968	3,251	2,283	236%
Impairment of unproved properties	4,652	2,407	(2,245)	(48)%
Depletion, depreciation and amortization	29,117	41,055	11,938	41%
Accretion of asset retirement obligations	86	116	30	35%
General and administrative	7,404	11,938	4,534	61%
Total operating expenses	69,226	101,083	31,857	44%
Operating income (loss)	154,385	(189,311)	(343,696)	*
Interest expense	(20,608)	(22,453)	(1,845)	9%
Income (loss) before income taxes	133,777	(211,764)	(345,541)	*
Income tax benefit (expense)	(49,578)	84,086	133,664	*
Income (loss) from continuing operations	84,199	(127,678)	(211,877)	*
Income from discontinued operations and sale of discontinued operations	26,879	—	(26,879)	(100)%
Net income (loss) attributable to Antero members	$111,078	(127,678)	(238,756)	*

EBITDAX	$91,921	95,165	3,244	4%

Production data:
Natural gas (Bcf)	17	27	10	57%
NGLs (MBbl)	138	203	65	48%
Oil (MBbl)	62	78	16	28%
Combined (Bcfe)	18	28	10	57%
Daily combined production (MMcfe/d)	196	308	112	57%
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.26	$2.90	$(1.36)	(32)%
NGLs (per Bbl)	$42.78	$31.28	$(11.50)	(27)%
Oil (per Bbl)	$77.63	$79.30	$1.67	2%
Combined (per Mcfe)	$4.57	$3.17	$(1.40)	(31)%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.24	$5.10	$(0.14)	(3)%
NGLs (per Bbl)	$42.78	$31.28	$(11.50)	(27)%
Oil (per Bbl)	$77.16	$78.60	$1.40	2%
Combined (per Mcfe)	$5.49	$5.24	$(0.25)	(5)%
Average Costs (per Mcfe):
Lease operating costs	$0.34	$0.14	$(0.20)	(59)%
Gathering, compression and transportation	$0.86	$1.16	$0.30	35%
Production taxes	$0.30	$0.19	$(0.11)	(37)%
Depletion, depreciation, amortization and accretion	$1.61	$1.45	$(0.16)	(10)%
General and administrative	$0.41	$0.42	$0.01	2%

OPERATING DATA

The following table sets forth selected operating data for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2012:

	Nine months Ended September 30,		Amount of Increase	Percent
	2011	2012	(Decrease)	Change
	(in thousands, except per unit and production data)
Operating revenues:
Natural gas sales	$168,797	184,493	15,696	9%
NGL sales	14,224	21,602	7,378	52%
Oil sales	9,224	19,527	10,303	112%
Realized commodity derivative gains	48,282	187,561	139,279	288%
Unrealized commodity derivative gains (losses)	151,520	(111,649)	(263,169)	(174)%
Gain on sale of assets	—	291,190	291,190	*
Total operating revenues	392,047	592,724	200,677	51%
Operating expenses:
Lease operating expense	17,487	16,123	(1,364)	(8)%
Gathering, compression and transportation	37,331	78,888	41,557	111%
Production taxes	12,141	15,191	3,050	25%
Exploration expenses	5,902	8,150	2,248	38%
Impairment of unproved properties	6,828	4,572	(2,256)	(33)%
Depletion, depreciation and amortization	67,865	106,733	38,868	57%
Accretion of asset retirement obligations	242	325	83	34%
General and administrative	21,972	31,584	9,612	44%
Loss on sale of compressor station	8,700	—	(8,700)	(100)%
Total operating expenses	178,468	261,566	83,098	47%
Operating income	213,579	331,158	117,579	55%
Interest expense and loss on interest rate derivatives	(51,362)	(71,046)	(19,684)	38%
Income before income taxes	162,217	260,112	97,895	60%
Income tax expense	(74,941)	(112,610)	(37,669)	50%
Income from continuing operations	87,226	147,502	60,226	69%
Income (loss) from discontinued operations and sale of discontinued operations	39,940	(425,536)	(464,422)	*
Net income (loss) attributable to Antero members	$126,766	(278,034)	(404,800)	*

EBITDAX	$233,786	323,744	89,958	38%

Production data:
Natural gas (Bcf)	38	69	31	81%
NGLs (MBbl)	315	618	303	96%
Oil (MBbl)	115	235	120	104%
Combined (Bcfe)	41	74	33	82%
Daily combined production (MMcfe/d)	150	272	122	82%
Average prices before effects of hedges:
Natural gas (per Mcf)	$4.40	$2.66	$(1.74)	(40)%
NGLs (per Bbl)	$45.21	$34.95	$(10.26)	(23)%
Oil (per Bbl)	$80.17	$82.93	$2.76	3%
Combined (per Mcfe)	$4.70	$3.03	$(1.67)	(36)%
Average realized prices after effects of hedges:
Natural gas (per Mcf)	$5.67	$5.38	$(0.29)	(5)%
NGls (per Bbl)	$45.21	$34.95	$(10.26)	(23)%
Oil (per Bbl)	$75.36	$80.83	$5.47	7%
Combined (per Mcfe)	$5.88	$5.55	$(0.33)	(6)%
Average Costs (per Mcfe):
Lease operating costs	$0.43	$0.22	$(0.21)	(49)%
Gathering, compression and transportation	$0.91	$1.06	$0.15	16%
Production taxes	$0.30	$0.20	$(0.10)	(33)%
Depletion, depreciation, amortization and accretion	$1.66	$1.43	$(0.23)	(14)%
General and administrative	$0.54	$0.42	$(0.12)	(22)%